Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO
(609) 399-0012

Ocean Shore Holding Co. Announces Extension of

Offering to Obtain Updated Appraisal

March 31, 2009, Ocean City, NJ – Ocean Shore Holding Co. (the “Company”) (Nasdaq: OSHC), holding company for Ocean City Home Bank, announced today that it has received an extension of time to complete its offering being conducted in connection with its reorganization from the two-tier mutual holding company structure to the stock holding company structure. The Company intends to obtain an updated independent appraisal based on first quarter financial data and to complete the offering thereafter. In accordance with Office of Thrift Supervision regulations, the amount of stock to be sold in the offering is based on an independent appraisal of the Company.

“When we began our stock offering last November, no one anticipated the sharply negative turn that the economy and the market would take,” said Steven E. Brady, President and CEO. “We expect that if market conditions stabilize within the next few months, we will be able to return to the market and complete our stock offering. On the other hand, if investor confidence remains elusive and bank stocks remain out of favor, we may need to postpone the offering until a time when we are more certain that it can be completed. Although we are frustrated that market conditions have kept us from reaching our goal, we remain committed to completing our second-step conversion and believe that the stock holding company structure will best position us to execute our business strategy and build shareholder value.”

The offering is being conducted by the new holding company for Ocean City Home Bank – a newly formed New Jersey corporation also named Ocean Shore Holding Co. – in connection with the second-step conversion of Ocean City Home Bank.

In accordance with regulatory requirements, all persons who submitted orders in the subscription and direct community offerings will have their subscriptions cancelled and funds returned with interest or deposit holds released.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of nine full-service banking offices in eastern New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Ocean Shore Holding are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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